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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT


                Date of Report (Date of earliest event reported).
                                 April 16, 1997



                        AMERICAN LEASING INVESTORS VIII-B
             (Exact name of registrant as specified in its charter)



Delaware                             0-15801                   13-3275939
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(State or other jurisdiction        Commission               I.R.S. Employer
of incorporation)                   File Number                I.D. Number




                   411 West Putnam Avenue, Greenwich, CT 06830
               (Address of principal executive offices) (Zip Code)



       Registrant's Telephone Number including area code: (203) 862-7000

ITEM 2.  Acquisition or Disposition of Assets

On January 21, 1997, the lease of a British Aerospace HS 125-800A aircraft (the "DuPont Aircraft") owned by Registrant, expired in accordance with its original terms. The associated debt was repaid upon the receipt of the final rental installment. The lessee continued to utilize the DuPont Aircraft until January 31, 1997 at which time the DuPont Aircraft was made available for return inspection effective January 31, 1997. On April 16, 1997, Registrant sold the DuPont Aircraft to an unaffiliated third party for a purchase price of $5,400,000, exclusive of selling expenses of approximately $118,000. At the time of sale, the DuPont Aircraft had a net carrying value of approximately $3,041,800.

ITEM 5. Other Events

On June 30, 1994, Registrant's lease of certain packaging line equipment (the "Packaging Line") with Xerox Corporation ("Xerox") expired in accordance with the original lease terms (the "Xerox Lease"), at which time the associated nonrecourse debt was repaid.

Pursuant to the terms of the Xerox Lease, Xerox had two options, subject to certain conditions precedent, to extend the Xerox Lease for two consecutive periods of one year each. In late 1993 Xerox had notified Registrant of its intent to exercise its right to extend the Xerox Lease and Xerox and Registrant commenced negotiations to determine the Fair Market Rental Value of the Packaging Line. In October 1995, Registrant and Xerox agreed upon a lease rate for an eighteen month renewal which expired December 31, 1995.

Since January 1, 1996, Registrant and Xerox have attempted to reach agreement for either a lease extension or a sale of the Packaging Line. Notwithstanding the absence of an agreement on a lease extension and without the consent of Registrant, Xerox continued to utilize the Packaging Line while refusing to pay any rent. Registrant and Xerox were unable to reach an agreement and on April
17, 1997, Registrant commenced an action against Xerox in the Supreme Court of the State of New York seeking compensatory and punitive damages relating to Xerox's retention of the Packaging Line. Xerox has not yet filed an answer.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    American Leasing Investors VIII-B
                                By: ALI Equipment Management Corp.
                                    Managing General Partner


                                /s/ Douglas J. Lambert
                                    ------------------
                                    Douglas J. Lambert
                                    President (Principal Executive and Financial
                                    Officer)








Date: April 30, 1997